EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 22nd day of January, 2010, by and between THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. (the “Company”), and RONALD MARSHALL (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company and the Employee (the “Parties”) have agreed to enter into this agreement (the “Agreement) relating to the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Term of Employment.

(a) The Company agrees to employ the Employee, and the Employee agrees to remain in the employment of the Company, in accordance with the terms and provisions of this Agreement, for the period set forth below (the “Employment Period”).

(b) The Employment Period under this Agreement shall commence as of February 8, 2010 (the “Effective Date”) and, subject only to the provisions of Sections 7, 8 and 9 below relating to termination of employment, shall continue until the close of business on February 28, 2013 or, if the Employment Period is extended pursuant to subsection (c) of this Section 1, the close of business on the Extended Termination Date (as defined in subsection (c) of this Section 1).

(c) On February 28, 2013 and on each Extended Termination Date (as hereinafter defined), the Employment Period will automatically be extended for an additional 12-month period so as to end on the the last of February of the succeeding calendar year (an "Extended Termination Date") unless either Party gives written notice to the other Party at least 60 days in advance of the date on which the Employment Period would otherwise end that the Employment Period not be extended.

2. Duties.

It is the intention of the Parties that during the term of his employment under this Agreement, the Employee will serve as Chief Executive Officer and President of the Company. The Employee will devote his full business time and attention to the affairs of the Company and his duties as its Chief Executive Officer and President. The Employee will have such duties as are appropriate to his position as Chief Executive Officer and President of the Company, and will have such authority as required to enable him to perform these duties.  Consistent with the foregoing, the Employee shall comply with all reasonable instructions of the Board of Directors of the Company (the “Board”).  The Employee will be based at the headquarters of the Company, which are currently located at Montvale, New Jersey, and his services will be rendered there except insofar as travel may be involved in connection with his regular duties.  The Employee will report to the Board.  The Parties recognize and agree that, during the Employment Period, the Employee may engage in non-profit, civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with the Employee’s performance of his duties hereunder.

3. Salary and Bonus.

3.1 Salary.  The Company will pay the Employee a base salary at an initial annual rate of not less than $1,000,000, which base salary as in effect from time to time will not be reduced and will be reviewed periodically (at intervals of not more than twelve (12) months) by the Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) for the purpose of considering increases thereof.  In evaluating increases in the Employee’s base salary, the Compensation Committee will take into account such factors as corporate performance, individual merit, and such other considerations as it deems appropriate.  The Employee’s base salary will be paid in accordance with the standard practices for other corporate executives of the Company.

3.2 Incentive Compensation.  The Employee will be eligible to receive annually or otherwise any incentive compensation awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Compensation Committee or such other authorized committee of the Board determines to award or grant.  For each fiscal year of the Company falling in whole or in part during the Employment Period, the Employee’s target annual incentive compensation opportunity will be no less than 100% of his base salary for the portion of the Employment Period falling within that fiscal year and the Employee’s maximum annual incentive compensation opportunity will be no less than 200% of his base salary for the portion of the Employment Period falling within that fiscal year; provided, however, that the Employee shall not be entitled to an incentive compensation award for the Company’s fiscal year ending in 2010.  The Employee’s annual incentive compensation award for the first full fiscal year falling during the Employment Period shall be no less than $1,000,000.

3.3 Inducement Grant.  Effective as of the Effective Date, the Company shall grant to the Employee under The Great Atlantic & Pacific Tea Company, Inc. 2008 Long-Term Incentive and Share Award Plan (the “LTIP”) (i) time-vested restricted stock units having a value on the Effective Date of $1,000,000, vesting at the rate of 1/4 on the first anniversary of the Effective Date and 3/4 on the third anniversary of the Effective Date if the Employee remains in the employment of the Company until the applicable date, and (ii) stock options having a value on the Effective Date of $1,000,000, becoming exercisable at the rate of 1/3 on the first anniversary of the Effective Date, 1/3 on the second anniversary of the Effective Date and 1/3 on the third anniversary of the Effective Date if the Employee remains in the employment of the Company until the applicable date.  The value of such time-vested restricted stock units and stock options shall be determined by the Compensation Committee in good faith, which, in the case of the stock options, will be based on the Black-Scholes option valuation model.  The terms and conditions of such time-vested restricted stock units and stock options will be substantially the same as the terms and conditions of comparable awards made under the LTIP in 2009, except as provided in subsection (f) of Section 10 of this Agreement.

4. Benefit Programs.

4.1 Other Benefits.  The Employee will receive such benefits and awards, including without limitation stock options and restricted share awards, as the Compensation Committee shall determine and will be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company, including, but not limited to, pension and other retirement plans, group life insurance, medical coverages, sick leave, salary continuation arrangements, vacations and holidays, relocation program, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.  The Company agrees to provide the Employee with up to 6 months of temporary housing under the Company’s Senior Executive Relocation Program (rather than the 60 days of temporary housing provided for in such program) and (ii) basic term life insurance of $1,000,000 during the Employment Period (rather than the basic term life insurance coverage of $500,000 provided for in the Company’s BeneFlex Program).

4.2 Annual LTIP Grants.  Effective as of the date the annual awards are made under the LTIP in 2010 (the “2010 Grant Date”), the Company will grant to the Employee under the LTIP (i) time-vested restricted stock units having a value on the 2010 Grant Date of $1,333,333, vesting at the rate of 1/4 on the first anniversary of the 2010 Grant Date and 3/4 on the third anniversary of the 2010 Grant Date if the Employee remains in the employment of the Company until the applicable date, (ii) time-vested restricted stock units having a value on the 2010 Grant Date of $444,444, vesting at the rate of 100% on the third anniversary of the 2010 Grant Date if the Employee remains in the employment of the Company until the applicable date, (iii) performance-based restricted stock units having a value on the 2010 Grant Date of $888,889, vesting at the rate of 100% on the second anniversary of the 2010 Grant Date if the Employee remains in the employment of the Company until the applicable date and the performance conditions are met, and (iv) stock options having a value on the 2010 Grant Date of $1,333,333, becoming exercisable at the rate of 1/3 on the first anniversary of the 2010 Grant Date, 1/3 on the second anniversary of the 2010 Grant Date and 1/3 on the third anniversary of the 2010 Grant Date if the Employee remains in the employment of the Company until the applicable date.  The value of such time-vested restricted stock units, performance-based restricted stock units and stock options shall be determined by the Compensation Committee in good faith, which, in the case of the stock options, will be based on the Black-Scholes option valuation model.  The terms and conditions of such time-vested restricted stock units, performance-based restricted and stock options will be substantially the same as the terms and conditions of comparable awards granted by the Company to other senior executives of the Company in 2010.  In subsequent years, the Employee, provided he remains in the employment of the Company, shall be considered for awards under the LTIP on the same basis as other senior executives of the Company.

4.3 Legal Expenses.  The Company agrees to reimburse the Employee for his reasonable legal expenses incurred in the negotiation of this Agreement, but such reimbursement shall not exceed $25,000.

5. Business Expenses.

The Employee will be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the business of the Company, provided he properly accounts therefor in accordance with the Company’s policies.

6. Office and Services Furnished.

The Company shall furnish the Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to the Employee’s position and adequate for the performance of his duties hereunder.

7. Termination of Employment by the Company.

7.1 Involuntary Termination by the Company Other Than For Permanent and Total Disability, For Performance or For Cause.  The Company may terminate the Employee’s employment at any time and for any reason (other than for Permanent and Total Disability as provided in Section 7.2 below, for Performance as provided in Section 7.3 below or for Cause as provided in Section 7.4 below) by giving him a written notice of termination to that effect at least 14 days before the date of termination.  In the event the Company terminates the Employee’s employment for any reason (other than for Permanent and Total Disability as provided in Section 7.2 below, for Performance as provided in Section 7.3 below or for Cause as provided in Section 7.4 below), the Employee shall be entitled to the benefits described in Section 10.

7.2 Termination Due to Permanent and Total Disability.  If the Employee incurs a Permanent and Total Disability, as defined below, the Company may terminate the Employee’s employment by giving him written notice of termination at least 14 days before the date of such termination.  In the event of such termination of the Employee’s employment because of Permanent and Total Disability, the Employee shall be entitled to receive (i) his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee pursuant to this Agreement or any benefit plan or program of the Company as of the date of such termination of employment at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5.  For purposes of this Agreement, the Employee shall be considered to have incurred a Permanent and Total Disability if he becomes disabled within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  The existence of such Permanent and Total Disability shall be determined by the Compensation Committee and shall be evidenced by such medical certification as the Compensation Committee shall require.

7.3 Termination for Performance.  After March 1, 2012, the Company may terminate the Employee’s employment for Performance if the Company fails to achieve the results called for in the business plan approved by the Board for the Company’s fiscal year beginning in 2011 or any subsequent fiscal year.  The determination as to whether the Employee has achieved the results called for in the business plan shall be made by the Board in its sole discretion.  The Company shall exercise its right to terminate the Employee’s employment for Performance by giving him written notice of termination on or before the date of such termination specifying the performance goal or goals that were not met.  In the event of such termination of the Employee’s employment for Performance, the Employee shall be entitled to the following:

(a) The Company shall pay to the Employee his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b) The Company shall pay the Employee any reimbursement amounts owing under Section 5.

(c) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, the Company shall pay to the Employee as a severance benefit for each month during the 12-month period beginning with the month next following the date of termination of the Employee’s employment an amount equal to one-twelfth of his annual rate of base salary immediately preceding his termination of employment.  Each such monthly benefit shall be paid no later than the last day of the applicable month.  In the event that the Employee dies before the end of such 12-month period, the payments for the remainder of such period shall be paid to the Employee’s estate.  The commencement of payments pursuant to this subsection shall be subject to Section 22 of this Agreement.

(d) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, during the period of 12 months beginning on the date of the Employee’s termination of employment, the Employee shall remain covered by the medical plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period.  In the event that the Employee’s participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits.  Any medical insurance coverage for such 12-month period pursuant to this subsection (d) shall become secondary upon the earlier of (i) the date on which the Employee begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Employee becomes eligible for Medicare or a comparable Government insurance program.  The Employee’s COBRA entitlements shall become effective at the end of the extended benefit coverage provided pursuant to this subsection (d).  The commencement of payments pursuant to this subsection shall be subject to Section 22 of this Agreement.

7.4 Termination for Cause.  The Company may terminate the Employee’s employment for Cause if (i) the Employee willfully, substantially, and continually fails to perform the duties for which he is employed by the Company, (ii) the Employee willfully fails to comply with the reasonable instructions of the Board, (iii) the Employee willfully engages in conduct which is or would reasonably be expected to be materially and demonstrably injurious to the Company, (iv) the Employee willfully engages in an act or acts of dishonesty resulting in material personal gain to the Employee at the expense of the Company, (v) the Employee is con-

victed of a felony, (vi) the Employee engages in an act or acts of gross malfeasance in connection with his employment hereunder, (vii) the Employee commits a material breach of the confidentiality provision set forth in Section 15, or (viii) the Employee exhibits demonstrable evidence of alcohol or drug abuse having a substantial adverse effect on his job performance hereunder.  The Company shall exercise its right to terminate the Employee’s employment for Cause by giving him written notice of termination on or before the date of such termination specifying in reasonable detail the circumstances constituting such Cause; provided, however, that (except as provided in the next sentence) in the case of a termination pursuant to clause (i) or (ii) of the preceding sentence, the Company shall give the Employee at least 10 days’ written notice of such failure and the termination shall occur at the end of such 10-day period unless the Employee shall have cured such failure to the reasonable satisfaction of the Board within such 10-day period.  The proviso in the preceding sentence requiring 10 days’ written notice in the case of a termination pursuant to clause (i) or (ii) shall apply only the first time that the Company seeks to terminate the Employee’s employment pursuant to said clause (i) or (ii).  In the event of such termination of the Employee’s employment for Cause, the Employee shall be entitled to receive (A) his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned pursuant to this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (B) any amounts owed under the reimbursement policy of Section 5.

8. Termination of Employment by the Employee.

(a) Good Reason.  The Employee may terminate his employment for Good Reason by giving the Company a written notice of termination at least 14 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason.  In the event of the Employee’s termination of his employment for Good Reason, the Employee shall be entitled to the benefits described in Section 10.  For purposes of this Agreement, Good Reason shall mean (i) a significant reduction in the scope of the Employee’s authority, functions, duties or responsibilities from that which is contemplated by this Agreement, (ii) the Employee being required to report directly to someone other than the Board, (iii) any reduction in the Employee’s base salary, (iv) a significant reduction in the employee benefits provided to the Employee other than in connection with an across-the-board reduction similarly affecting substantially all senior executives of the Company or (v) the relocation, without the Employee’s consent, of the Employee’s place of work to a location outside a 50-mile radius of Montvale, New Jersey.  If an event constituting a ground for termination of employment for Good Reason occurs, and the Employee fails to give notice of termination within 3 months after the occurrence of such event, the Employee shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 3-month period has not expired).

(b) Other.  The Employee may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least 14 days before the date of termination.  In the event of the Employee’s termination of his employment pursuant to this subsection (b), the Employee shall be entitled to receive (i) his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee pur-

suant to this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5.

9. Termination of Employment By Death.  In the event of the death of the Employee during the course of his employment hereunder, the Employee’s estate shall be entitled to receive (i) his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee pursuant to this Agreement or any other benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5.  In addition, in the event of such death, the Employee’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans.

10. Benefits Upon Termination Without Cause or For Good Reason.  If the Employee’s employment with the Company shall terminate (i) because of termination by the Company pursuant to Section 7.1 other than (A) for Cause, (B) for Performance or (C) because of Permanent and Total Disability, or (ii) because of termination by the Employee for Good Reason pursuant to Section 8(a), the Employee shall be entitled to the following:

(a) The Company shall pay to the Employee his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b) The Company shall pay the Employee any reimbursement amounts owing under Section 5.

(c) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, the Company shall pay to the Employee as a severance benefit for each month during the 24-month period beginning with the month next following the date of termination of the Employee’s employment an amount equal to one-twelfth of the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses awarded under the Company’s annual management incentive bonus plan for any of the five fiscal years immediately preceding the fiscal year of his termination of employment (or, if he was not eligible for a bonus for at least three fiscal years in such five-year period, then the average of such bonuses for all of the fiscal years in such five-year period for which he was eligible, and if he was not eligible for such a bonus in any previous fiscal year, then 100% of his target annual bonus for the fiscal year in which the termination occurred), with any deferred bonuses counting for the fiscal year in which they were earned rather than the fiscal year in which they were paid.  Each such monthly benefit shall be paid no later than the last day of the applicable month.  In the event that the Employee dies before the end of such 24-month period, the payments for the remainder of such period shall be made to the Employee’s estate.  The commencement of payments pursuant to this subsection shall be subject to Section 22 of this Agreement.

(d) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, the Company shall pay to the Employee as a bonus for the fiscal year in which the termination of his employment occurred an amount equal to a portion (determined as provided in the next sentence) of the bonus that the Employee would actually have received under the Company’s annual management incentive bonus plan for the fiscal year of termination of the Employee’s employment if his employment had not terminated (determined on the basis of his actual bonus opportunity and the actual degree of achievement of the applicable performance goals) or, if no bonus opportunity for that year had been established for the Employee at the time of such termination of employment, such portion of the bonus awarded to him under the Company’s annual management incentive bonus plan for the fiscal year immediately preceding the fiscal year of the termination of his employment, with deferred bonuses counting for the fiscal year in which they were earned rather than the fiscal year in which they were paid.  Such portion shall be determined by dividing the number of days of the Employee’s employment during such fiscal year up to his termination of employment by 365 (366 if a leap year).  Subject to Section 22 of this Agreement, such payment shall be made on the date on which bonuses for the applicable fiscal year are paid to executives of the Company generally under the Company’s annual management incentive bonus plan, and the Employee shall have no right to any further bonuses under said plan.

(e) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, during the period of 24 months beginning on the date of the Employee’s termination of employment, the Employee shall remain covered by the medical, dental, vision, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period.  In the event that the Employee’s participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available) .  Any medical insurance coverage for such 24-month period pursuant to this subsection (e) shall become secondary upon the earlier of (i) the date on which the Employee begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Employee becomes eligible for Medicare or a comparable Government insurance program.  The Employee’s COBRA entitlements shall become effective at the end of the extended benefit coverage provided pursuant to this subsection (e).  The commencement of payments pursuant to this subsection shall be subject to Section 22 of this Agreement.

(f) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, the Employee shall become fully vested on the date of his termination of employment in all of the time-vested restricted stock units and stock options described in Section 3.3 of this Agreement.

11. Benefits Upon Non-Extension of Employment Period.  If the Employee’s employment with the Company shall terminate on February 28, 2013 or an Extended Termina-

tion Date by reason of the non-extension of the Employment Period pursuant to Section 1(c) of this Agreement as a result of notice of non-extension given by the Employee or by both the Employee and the Company pursuant to said Section 1(c), the Employee shall be entitled to receive (i) his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (ii) any amounts owed under the reimbursement policy of Section 5.  If the Employee’s employment with the Company shall terminate on February 28, 2013 or an Extended Termination Date by reason of the non-extension of the Employment Period pursuant to Section 1(c) of this Agreement as a result of notice of non-extension given by the Company pursuant to said Section 1(c), the Employee shall be entitled to the following:

(a) The Company shall pay to the Employee his base salary pursuant to Section 3.1 and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b) The Company shall pay the Employee any reimbursement amounts owing under Section 5.

(c) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, the Company shall pay to the Employee as a severance benefit for each month during the 12-month period beginning with the month next following the date of termination of the Employee’s employment an amount equal to one-twelfth of his annual rate of base salary immediately preceding his termination of employment.  Each such monthly benefit shall be paid no later than the last day of the applicable month.  In the event that the Employee dies before the end of such 12-month period, the payments for the remainder of such period shall be paid to the Employee’s estate.  The commencement of payments pursuant to this subsection shall be subject to Section 22 of this Agreement.

(d) Subject to the Employee’s timely execution of a Confidential Separation and Release Agreement as provided in Section 23 of this Agreement, during the period of 12 months beginning on the date of the Employee’s termination of employment, the Employee shall remain covered by the medical plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period.  In the event that the Employee’s participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits.  Any medical insurance coverage for such 12-month period pursuant to this subsection (d) shall become secondary upon the earlier of (i) the date on which the Employee begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Employee becomes eligible for Medicare or a comparable Government insurance program.  The Employee’s COBRA entitlements shall become effective at the end of the extended benefit coverage provided pursuant to this subsection (d).  The commencement of payments pursuant to this subsection shall be subject to Section 22 of this Agreement.

12. Stock Ownership Requirement.  While employed by the Company, the Employee shall be expected to maintain ownership of common stock or stock equivalents having a value equal to three times his base salary in accordance with guidelines established by the Compensation Committee.  For purposes of these guidelines, stock ownership includes shares over which the Employee has direct or indirect ownership or control.  Stock equivalents for this purpose include vested restricted stock units but do not include unvested restricted stock units, unvested restricted stock or unexercised stock options.  The Employee is expected to meet this ownership requirement within five years after the Effective Date.

13. Entitlement to Other Benefits.

Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

14. Non-Competition.

The Employee agrees that during the Noncompetition Period (as hereinafter defined), the Employee will not, within any of the geographical areas of the United States or Canada in which the Company is then conducting business (either directly or through franchisees), directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of any business similar to any of the types of businesses conducted by the Company to any significant extent during his employment or on the date of termination of his employment, except the Employee may own for investment purposes up to 1% of the capital stock of any company whose stock is publicly traded, and during the Noncompetition Period the Employee will not contact or solicit employees of the Company for the purpose of inducing such employees to leave the employ of the Company.  For purposes of this Agreement, the Noncompetition Period shall be the period beginning on the Effective Date and ending on the date which is eighteen months after the termination of the Employee’s employment with the Company, except that in the case of a termination entitling the Employee to severance benefits under Section 7.3(c) or 10(c) hereof, the Noncompetition Period shall instead end on the date which is (i) 12 months after such termination of employment if Section 7.3(c) is applicable, and (ii) 24 months after such termination of employment if Section 10(c) is applicable.  If, at the enforcement of this Section 14, a court or arbitrator holds that the duration or scope stated therein is unreasonable under circumstances then existing, the Parties agree that the maximum duration and scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court or arbitrator should revise the restrictions contained in this Section 14 to cover the maximum duration and scope permitted by law.

15. Confidential Information and Trade Secrets.

The Employee hereby acknowledges that he will have access to and become acquainted with various trade secrets and proprietary information of the Company and other confidential information relating to the Company.  The Employee covenants that he will not, directly or indirectly, disclose or use such information except as is necessary and appropriate in connec-

tion with his employment by the Company and that he will otherwise adhere in all respects to the Company’s policies against the use or disclosure of such information.

16. Arbitration; Injunctive Relief.

Any controversy or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof, will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitration will be held in New York, New York, or such other place as may be agreed upon at the time by the parties to the arbitration.  The parties shall bear their own expenses in connection with any arbitration or proceeding arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof; provided, however, that in the event that the Employee substantially prevails, the Company agrees promptly to reimburse the Employee for all expenses (including costs and fees of witnesses, evidence and attorney’s fees and expenses) reasonably incurred by him in investigating, prosecuting, defending, or preparing to prosecute or defend any action, proceeding or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof.  The parties acknowledge and agree that a breach of Employee’s obligations under Sections 14 or 15 could cause irreparable harm to the Company for which the Company would have no adequate remedy at law, and further agree that, notwithstanding the agreement of the parties to arbitrate controversies or claims as set forth above, the Company may apply to a court of competent jurisdiction to seek to enjoin preliminarily or permanently any breach or threatened breach of the Employee’s obligations under Sections 14 and 15.

17. Indemnification.

The Company shall indemnify and hold the Employee harmless to the fullest extent legally permissible under the laws of the State of Maryland, against any and all expenses, liabilities and losses (including attorney’s fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him by reason of any claim or cause of action asserted against him because of his service at any time as a director or officer of the Company.  The Company shall advance to the Employee the amount of his expenses incurred in connection with any proceeding relating to such service to the fullest extent legally permissible under the laws of the State of Maryland.  Notwithstanding the foregoing, the Company’s obligations pursuant to this Section 17 shall not apply in the case of any claim or cause of action by or in the right of the Company or any subsidiary thereof.

18. Liability Insurance.

The Company shall maintain a directors and officers liability insurance policy and will take all steps necessary to ensure that the Employee is covered under such policy for his service as a director or officer of the Company or any subsidiary of the Company with respect to claims made at any time with respect to such service.

19. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the accelerated exercisability of any stock option), to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 19) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any Excise Tax, income tax or employment tax and taking into account any lost or reduced tax deductions on account of such Gross-Up Payment) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains an amount from the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 19(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed by more than $150,000 the greatest amount (the “Safe Harbor Amount”) that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to the Employee and the amount payable under Section 10(c) of this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount.  For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 19(a).

(b) Subject to the provisions of Section 19(c), all determinations required to be made under this Section 19, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-up Payment, shall be made by the accounting firm selected by the Company to audit the Company's financial statements (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the date of termination of the Employee’s employment, if applicable, within 15 days after receipt of written notice from the Employee that there has been a Payment, or at such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Employee shall be made on the basis of substantial authority.  The initial Gross-Up Payment, if any, as determined pursuant to this Section 19(b), shall be paid to the Employee within five business days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return.  Any determination by the Accounting Firm meeting the requirements of this Section 19(b) shall be binding upon the Company and the Employee; subject only to payments pur-

suant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments is referred to herein as the “Gross-Up Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 19(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.  The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but not later than ten business days after the Employee receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such Claim is requested to be paid.  The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Employee,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax (taking into account any lost or reduced tax deductions on account of such payments), including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 19(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a deter-

mination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax (taking into account any lost or reduced tax deductions on account of such advance), including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled, in his sole discretion, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 19(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 19(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 19(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Employee to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of/ Gross-Up Payment required to be paid.

(e) Anything in this Section 19 to the contrary notwithstanding, the Gross-Up Payments shall be made no later than the end of the calendar year next following the calendar year in which the Employee remits the related taxes.

20. No Duty to Seek Employment.  The Employee shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Employee hereunder shall be reduced or suspended if the Employee accepts subsequent employment.

21. Deductions and Withholding.

All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Employee and any deductions and withholdings required by law.

22. Compliance with IRC Section 409A.

In the event that it shall be determined that any payments or benefits under this Agreement constitute nonqualified deferred compensation covered by Section 409A of the Code for which no exemption under Code Section 409A or the regulations thereunder is available

(“Covered Deferred Compensation”), then notwithstanding anything in this Agreement to the contrary, (i) if the Employee is a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder and as determined by the Company in accordance with said Section 409A) at the time of the Employee’s separation from service (as defined below), the payment of any such Covered Deferred Compensation payable on account of such separation from service shall be made no earlier than the date which is 6 months after the date of the Employee’s separation from service (or, if earlier than the end of such 6-month period, the date of the Employee’s death) and (ii) the Employee shall be deemed to have terminated from employment for purposes of this Agreement if and only if the Employee has experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder.  To the extent any payment of Covered Deferred Compensation is subject to the 6-month delay, such payment shall be paid immediately at the end of such 6-month period (or the date of death, if earlier).  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed a separate payment for purposes of Code Section 409A.  The provisions of this Agreement relating to such Covered Deferred Compensation shall be interpreted and operated consistently with the requirements of Code Section 409A and the regulations thereunder.  If it is found by the Internal Revenue Service that this Agreement fails Code Section 409A in terms of written documentary compliance, the Company will indemnify the Employee for any legal and accounting costs, any taxes, interest and penalties, and any other associated costs, that are related solely to the documentary non-compliance.  Except as set forth in the preceding sentence, no other action or failure to act pursuant to this Section 22 shall subject the Company to any claim, liability or expense, and the Company shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes, interest or penalties pursuant to Code Section 409A.

Anything in this Agreement to the contrary notwithstanding, any payments or benefits under this Agreement that are conditioned on the timely execution of a Confidential Separation and Release Agreement and that would, in the absence of this sentence, be payable before the date which is 60 days after the termination of the Employee’s employment shall be delayed until, and paid on, such 60th day after the termination of the Employee’s employment (or, if such 60th day is not a business day, on the next succeeding business day), but only if the Employee executes such Confidential Separation and Release Agreement, and does not revoke it, in accordance with Section 23 of this Agreement.

Anything in this Agreement to the contrary notwithstanding, any reimbursements or in-kind benefits to which the Employee is entitled under this Agreement (other than such reimbursements or benefits that are not taxable to the Employee for federal income tax purposes or that are otherwise exempt from coverage under Section 409A of the Code pursuant to said Section 409A and the regulations thereunder) shall meet the following requirements: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, in one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except that the Company’s medical plans may impose a limit on the amount that may be reimbursed or provided), (ii) any reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the Employee’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

23. Confidential Separation and Release Agreement.

For purposes of this Agreement, a “Confidential Separation and Release Agreement” shall mean a Confidential Separation and Release Agreement in the form prescribed by the Company at the applicable time which is executed by the Employee within 50 days after the termination of the Employee’s employment and not revoked by him.  Such Confidential Separation and Release Agreement shall (i) include a similar release and similar non-disparagement and other covenants to be made by the Company in favor of the Employee except in cases of fraud, dishonesty, gross malfeasance or gross negligence on the part of the Employee, and (ii) not require that the Employee release his rights under the Company’s directors and officers liability insurance policy, the Company’s By-laws or the laws of the State of Maryland governing the indemnification of officers.  If the Employee fails to execute such Confidential Separation and Release Agreement within such 50-day period or shall revoke his agreement thereto, the Employee shall not be entitled to any of the payments or benefits under this Agreement that are conditioned upon his timely execution of a Confidential Separation and Release Agreement.

24. Governing Law.

The validity, interpretation and performance of this Agreement will be governed by the laws of the State of New Jersey without regard to the conflict of law provisions.

25. Notice.

Any written notice required to be given by one Party to the other Party hereunder will be deemed effected if mailed by registered mail:

To the Company at:	The Great Atlantic & Pacific Tea Company
2 Paragon Drive
Montvale, New Jersey 07645
Attention: General Counsel

or such other address as may be stated in a notice given as hereinbefore provided

To the Employee at such address as may be stated in a notice given to the Company as hereinabove provided.

26. Severability.

If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

27. Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns.  To the extent the Company’s obligations under this Agreement are transferred to any successor or assign, such successor or assign shall be treated as the “Company” for purposes of this

Agreement.  Other than as contemplated by this Agreement, the Employee may not assign his rights or duties under this Agreement.

28. Continuing Effect.

Wherever appropriate to the intention of the Parties hereto, the respective rights and obligations of the Parties, including the obligations referred to in Sections 10, 14, 15, 16, 17, 19 and 22, hereof, will survive any termination or expiration of the term of this Agreement.

29. Entire Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes any and all other agreements and understandings between the Parties in respect of the matters addressed in this Agreement.

30. Amendment and Waiver.

No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance or for the specific purpose for which such amendment, waiver or consent was given.

31. Employee Representations.

The Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, and (b) except as disclosed to the Company by the Employee, the Employee is not a party to or bound by any employment agreement, transition services agreement, noncompetition agreement, nonsolicitation agreement or confidentiality agreement with any other person or entity.

32. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By: /s/ Christian Haub
Name: Christian Haub Title: Executive Chairman

/s/ Ronald Marshall
Ronald Marshall